EXHIBIT 5.1



                                    October 28, 1999



 The Bank of New York (Delaware)
 White Clay Center
 Route 273
 Newark, Delaware 19711

           Re:  Registration Statement on Form S-3
                (Registration No. 333-87653)

 Ladies and Gentlemen:

           We have served as counsel First USA Bank, National Association, a national banking association a subsidiary of BANK ONE CORPORATION (the "Bank") and have acted as counsel for the Bank in connection with the transfer of receivables ("Receivables") generated from time to time in a portfolio of VISA and MasterCard revolving credit card accounts by the Bank to The Bank of New York (Delaware), as trustee (in such capacity, the "Trustee") for the First USA Credit Card Master Trust (the "Trust") formed pursuant to a Pooling and Servicing Agreement, dated as of September 1, 1992, as supplemented and amended (the "Pooling and Servicing Agreement") between the Bank, as transferor and as servicer of the Receivables, and the Trustee, in exchange for certain Asset Backed Certificates (the "Certificates"), each such Certificate evidencing an interest in the Trust, which Certificates will be offered and sold pursuant to the Registration Statement filed on Form S-3 (Registration No. 333-87653), as amended from time to time (the "Registration Statement") being filed concurrently herewith under the Securities Act of 1933.

           In connection herewith, we have examined and relied upon the forms of the Pooling and Servicing Agreement and the Underwriting Agreement previously filed as exhibits to the Registration Statement. We also have examined such corporate records, certificates and other documents, and reviewed such questions of law as we deemed appropriate.

           In rendering the following opinions, we have assumed the accuracy and truthfulness of all public records of the Bank and of all certifications, documents and other proceedings examined by me that have been produced by officials of the Bank acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations. We also have assumed the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings. In addition, we have assumed that the Underwriting Agreement will be executed and delivered in substantially the form filed as an exhibit to the Registration Statement, and that the Certificates will be sold as described therein.

           We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the general corporate laws of the State of Delaware and the federal laws of the United States of America.

           Based upon and subject to the foregoing, it is our opinion that when a particular series of Certificates to be issued under the Registration Statement has been duly and validly authorized by the Bank, and when such Certificates are executed by the Trustee in accordance with the provisions of the Pooling and Servicing Agreement and are paid for by the Underwriters pursuant to the Underwriting Agreement, such series of Certificates will be legally issued, fully paid and non-assessable.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement without implying or admitting that we are an "expert" within the meaning of the Securities Act of 1933, as amended, or other rules and regulations of the Securities Act of 1933, as amended, or other rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement including this exhibit.

                            Sincerely,


                            /s/ Joanne K. Sundheim
                            The Law Department